EXHIBIT 10.59

Corning Incorporated - Executive Supplemental Pension Plan

Amendment No. 3

Pursuant to Section 6.1 of the Corning Incorporated Executive Supplemental Pension Plan (“Plan”), the Supplemental Pension Committee acting upon delegation of authority from the Compensation Committee of the Board of Directors given February 7, 2007, hereby amends the Plan, effective December 31, 2008, as follows:

1.

The first sentence of Section 4.2 of the Plan is amended by adding “and Section 4.3(a)” after “Section 4.6”.

2.

Section 4.2 of the Plan is amended by replacing the last sentence with the following:

“Benefit payments that would otherwise have been paid to a specified employee in the absence of the previous sentence shall be held in suspense during the six month suspension period and paid to the specified employee in a lump sum payment within the first fifteen days of the seventh month following the specified employee’s separation from service.”

3.

The first paragraph of Section 4.3 is amended by adding the following sentence to the end of that paragraph:

“Notwithstanding any provision to the contrary in this Section 4.3, all annuity options shall be actuarially equivalent to any other annuity option.”

4.

The first sentence of Section 4.3(a) of the Plan is amended by (i) replacing “earned” with “accrued”; and (ii) adding “within 60 days of the first of the month following the Employee’s “separation from service” as provided in Section 4.3 of the Corning Incorporated Supplemental Pension Plan” after “(rather than an annuity)”.

5.

Section 4.3(a) of the Plan is amended by replacing the last sentence of such Section with the following:

“The following rules shall apply when calculating the benefit that was accrued under the cash balance formula of the Corning Incorporated Supplemental Pension Plan as of the date the Employee commenced participation in this Plan (the “Frozen Cash Balance SPP Benefit”) and when determining how the Frozen Cash Balance SPP Benefit reduces amounts otherwise payable hereunder:

(x)

For the period of time after the Employee commences participation in this Plan, the Employee’s Frozen Cash Balance SPP Benefit shall be credited with interest at the rate that applied to such benefit as of the date the Employee commenced participation in this Plan (i.e., the average of the monthly annual yields on ten-year Treasury Bonds in effect for the 12-month period ending on the last business day of October of the Plan Year preceding the date the Employee commenced participation in this Plan).

(y)

The offset of the Frozen Cash Balance SPP Benefit shall be calculated by converting the Employee’s Frozen Cash Balance SPP Benefit (calculated with interest to the date the Employee’s benefit under this Plan commences) into an actuarial equivalent single life annuity with a six-year certain benefit as of the date the Employee’s benefit under this Plan commences using the “applicable interest rate” and “applicable mortality table”, in each case as defined in Section 417(e)(3) of the Code, that would apply for making such conversions as of the date the Employee commenced participation in this Plan (i.e., such rate and table that applied for the last month of the quarter that second precedes the date the Employee commenced participation in this Plan).

(z)

For Employees with a Frozen Cash Balance SPP Benefit as of December 31, 2008, the interest rate used to credit interest on the Employee’s Frozen Cash Balance SPP Benefit for periods after December 31, 2008 and the annuity factors used for making the calculation described in the preceding subsection (y) shall be the interest rate and annuity factors in effect for such Employee as of December 31, 2008.”

6.

Section 4.4 of the Plan is amended by adding the following provision to the end of such Section:

“Notwithstanding the foregoing, if an eligible Employee dies and has a Frozen Cash Balance SPP Benefit, such benefit shall be paid in a lump sum within 60 days of the Employee’s death to the Employee’s beneficiary. The amount of any other death benefit under this Plan shall be offset by the value of the Employee’s Frozen Cash Balance SPP Benefit under the methodology set forth in Section 4.3(a).”

7.

Section 7.4 of the Plan is amended by adding the following provision to the end of the first paragraph of such Section:

“The reimbursement of an eligible expense described in this Section will be made by the end of the calendar year in which the expense is incurred or, if later, by the 15th day of the third month after the date on which the expense was incurred. The Employee must provide the Company with an invoice or other supporting documentation for each expense for which the Employee requests reimbursement at least one month before the date set forth in the preceding sentence. If the Employee fails to provide such supporting documentation within the time periods prescribed above, the Company shall have no obligation to reimburse the Employee for such expenses.”

8.

Section 7.4 of the Plan is amended by replacing the reference in such Section to “3.1(c)” with “3.1(b)”.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this 18th day of December, 2008.

CORNING INCORPORATED
By:	/s/ John P. MacMahon
John P. MacMahon
Senior Vice President – Global Compensation and Benefits